    As filed with the Securities and Exchange Commission on January 17, 2001
                                                      Registration No. 333-_____

================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                                    FORM S-3
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                                   ----------

                             NEWPARK RESOURCES, INC.
             (Exact name of registrant as specified in its charter)

                           Delaware                                             72-1123385
(State or other jurisdiction of incorporation or organization)     (I.R.S. Employer Identification No.)

                         3850 NORTH CAUSEWAY, SUITE 1770
                            METAIRIE, LOUISIANA 70002
                                 (504) 838-8222
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                                   ----------

                                  JAMES D. COLE
               CHAIRMAN OF THE BOARD AND CHIEF EXECUTIVE OFFICER
                             NEWPARK RESOURCES, INC.
                         3850 NORTH CAUSEWAY, SUITE 1770
                            METAIRIE, LOUISIANA 70002
                                 (504) 838-8222
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                    Copy to:
                             HOWARD Z. BERMAN, ESQ.
                            ERVIN, COHEN & JESSUP LLP
                       9401 WILSHIRE BOULEVARD, 9TH FLOOR
                         BEVERLY HILLS, CALIFORNIA 90212
                                 (310) 273-6333
                                   ----------

         Approximate date of proposed sale to the public: From time to time after this Registration Statement becomes effective, as determined by market conditions.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE

=================================================================================================
Title of each class of                        Proposed        Proposed maximum
   securities to be     Amount to be      maximum offering   aggregate offering     Amount of
      registered        registered(1)     price per unit(2)       price(2)       registration fee
-------------------------------------------------------------------------------------------------
Common Stock, $.01
par value               5,758,422 Shares        $7.91           $45,549,118         $11,387.28
=================================================================================================

(1) The shares of common stock that may be offered pursuant to this Registration Statement consist of shares issuable upon conversion of and as dividends upon 120,000 shares of Series C Convertible Preferred Stock. For purposes of estimating the number of shares of common stock to be included in this Registration Statement, we included (a) 5,510,451 shares, representing 150% of the number of shares of common stock issuable upon conversion of the Series C Convertible Preferred Stock, determined as if the Series C Convertible Preferred Stock were converted in full at a conversion price of $8.1663; plus (b) 247,971 shares, representing 150% of the number of shares of common stock issuable as dividends on the Series C Convertible Preferred Stock within one year from January 17, 2001, assuming the price used to calculate this number of shares was $8.1663 per share. Pursuant to Rule 416 under the Securities Act of 1933, this Registration Statement also covers an indeterminate number of shares of common stock issuable upon conversion of or as dividends on the Series B Convertible Preferred Stock by reason of stock splits, stock dividends and other anti-dilution adjustments.

(2) Estimated solely for purposes of calculating the amount of the registration fee pursuant to Rule 457(c) and (g), based on the average of the high and low prices for shares of the registrant's common stock, as reported by The New York Stock Exchange, on January 12, 2001 ($7.91).

                                   ----------

         THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
================================================================================

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THESE SECURITIES MAY NOT BE SOLD UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.


PROSPECTUS                      SUBJECT TO COMPLETION, DATED JANUARY 17, 2001

                                                 5,758,422 SHARES
[NEWPARK RESOURCES, INC. LOGO]
                                              NEWPARK RESOURCES, INC.
                                                   COMMON STOCK
                                                 ($.01 par value)

                                 --------------

         From time to time, the selling stockholder identified in the "Selling Stockholder" section on page 18 of this prospectus may offer and sell, by using this prospectus, up to 5,758,422 shares of our common stock.

         Our common stock is listed on The New York Stock Exchange under the symbol "NR". On January 16, 2001, the last reported sale price of our common stock on The New York Stock Exchange was $8.375 per share.

         The offering price for the common stock may be the market price for our common stock prevailing at the time of sale, a price related to the prevailing market price, a negotiated price or any other price that the selling stockholder determines from time to time.

         BEFORE PURCHASING ANY OF THE SHARES OF COMMON STOCK COVERED BY THIS PROSPECTUS, YOU SHOULD CONSIDER CAREFULLY THE RISK FACTORS BEGINNING ON PAGE 6 OF THIS PROSPECTUS.

                                   ----------

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES OR DETERMINED THAT THIS PROSPECTUS IS ACCURATE OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                   ----------



                The date of this Prospectus is January __, 2001.

                                TABLE OF CONTENTS


                                                                           PAGE
                                                                           ----

Prospectus Summary.........................................................   3

Risk Factors...............................................................   6

Forward Looking Statements.................................................  17

Use of Proceeds............................................................  18

Selling Stockholder........................................................  18

Plan of Distribution.......................................................  21

Where You Can Find More Information........................................  23

Legal Matters..............................................................  24

Experts....................................................................  24

                               PROSPECTUS SUMMARY

         The following summary should be read by you together with the more detailed information included in other sections of this prospectus or incorporated by reference into this prospectus. In addition, you should carefully consider the factors described under "Risk Factors" beginning at page 6 of this prospectus.

         Throughout this prospectus, we refer to Newpark Resources, Inc. and its subsidiaries as "us", "we", "our" or "Newpark".

                                  THE COMPANY

         Newpark Resources, Inc. is a leading provider of proprietary environmental services to the oil and gas exploration and production industry. We operate primarily in the U.S. Gulf Coast market. We provide, either individually or as part of a comprehensive package, the following services:

         o we sell drilling fluids and provide associated engineering and technical services;

         o we provide patented hardwood and composite interlocking mats for use as temporary access roads and work sites in oilfield and other construction applications;

         o        we sell lumber, timber and wood by-products;

         o we process and dispose of oilfield exploration and production, or E&P, waste;

         o we provide other related on-site environmental and oilfield construction services; and

         o we process and dispose of non-hazardous wastes for the refining, petrochemical and manufacturing industry in the U.S. Gulf Coast market.

         We offer our drilling fluids, fluids processing and management and waste disposal services in an integrated package we call "Minimization Management", or "MM(TM)". This allows our customers to consolidate their outsourced services and reduce the number of vendors used. It can also speed up the drilling process while reducing the amount of waste that must be disposed of. We believe our Minimization Management, or MM(TM), program differentiates us from our competitors and increases the efficiencies of our customers' drilling operations.

         In our drilling fluids business, we focus on providing unique solutions to highly technical drilling projects involving complex conditions. These projects require critical engineering support of the fluids system during the drilling process to ensure optimal performance at the lowest total well cost. We have developed and begun to market several proprietary and patented products that replace environmentally harmful substances commonly used in drilling fluids. These elements are typically of the greatest concern in the waste stream created by drilling fluids. We recently introduced a new, high-performance, water-based fluid system using these products, and we call this system "DeepDrill(TM)". We believe that these new products will make it easier for our customers to comply with increasingly strict environmental regulations affecting their drilling operations and improve the economics of the drilling process.

         In addition to the U.S. Gulf Coast market, in 1998, we expanded our drilling fluids operations into west Texas, the U.S. Mid-continent, the U.S. Rockies and western Canada by acquiring several drilling fluids companies. We have the service infrastructure necessary to participate in the drilling fluids market in these regions. We also have our own barite grinding capacity to provide critical raw materials for our drilling fluids operations, primarily in the U.S. Gulf Coast market.

         In our mat business, we use patented interlocking wooden and composite mat systems to provide temporary access roads and worksites in unstable soil conditions. These mats are used primarily in support of oil and gas exploration operations along the U.S. Gulf Coast and are typically rented to the customer. Occasionally, however, we sell the mats to the customer for permanent access to a site or facility. Since 1994, we also have marketed mat services for use in constructing and maintaining pipelines, electrical distribution systems and highways in and through wetlands environments, including the coastal areas of the southeastern U.S., particularly Florida and Georgia. We also market mat services to the oil and gas exploration industries in western Canada.

         We recently started using our new Dura-Base(TM) composite plastic mat, primarily in our U.S. Gulf Coast market. We believe the Dura-Base(TM) mat will in many applications replace our traditional wooden mats. We believe the new plastic mats provide significant economic benefits to us, because they are lighter, stronger, require less repair and last longer than our wooden mats. We also are currently exploring selling these mats to various governmental agencies, which we believe view the strength, durability and shelf life of our composite mats as an advantage over traditional wooden mats.

         Most of the E&P waste received by us is processed and then injected into environmentally secure geologic formations deep underground. Some waste is delivered to surface disposal facilities. We also can process E&P waste into a product which is used as daily cover material or cell liner and construction material at two municipal waste landfills, although we do not currently use this method for a significant volume of waste.

         Since 1994, we have been licensed to process E&P waste contaminated with naturally occurring radioactive material, or NORM. We currently operate under a license that authorizes the direct injection of NORM into disposal wells at our Big Hill, Texas facility. This is the only offsite facility in the U.S. Gulf Coast licensed for this purpose. Since July 1999, we also have been operating a facility adjacent to our NORM facility to dispose of non-hazardous industrial waste produced by the petrochemical processing and refining industries. This facility uses the same waste disposal technology as we use for E&P waste and NORM waste disposal.

         We also provide other services for our customers' oil and gas exploration and production activities. These services include the following:

         o        site assessment;

         o        waste pit design;

         o        construction and installation;

         o        regulatory compliance assistance;

         o        site remediation and closure; and

         o oilfield construction services, including hooking up and connecting wells and installing production equipment.

         We were originally organized in 1932 as a Nevada corporation. In April 1991, we changed our state of incorporation to Delaware. Our principal executive offices are located at 3850 North Causeway Boulevard, Suite 1770, Metairie, Louisiana 70002. Our telephone number is (504) 838-8222.

                                  THE OFFERING

Securities offered by the selling stockholder... 5,758,422 shares of our common stock(1). See
                                                 "Selling Stockholder" on page 18.

Use of Proceeds................................. We will not receive any proceeds from the sale of the common stock by the selling stockholder.

Risk Factors.................................... The shares of common stock offered under this prospectus involve a high degree of risk. See
                                                 "Risk Factors" beginning on page 6.

New York Stock Exchange Symbol.................. NR

----------

(1) Consists of shares of our common stock issuable upon conversion of our Series C Convertible Preferred Stock and as dividends on the Series C Convertible Preferred Stock within one year following the effective date of the Registration Statement of which this prospectus is a part.

                                  RISK FACTORS

         In addition to the other information in this prospectus, including the information which we have incorporated by reference into this prospectus, you should consider carefully the risk factors described below relating to our business before you decide to buy any of the shares offered by this prospectus.

OUTSTANDING PREFERRED STOCK AND WARRANTS COULD RESULT IN POTENTIAL DILUTION AND IMPAIR THE PRICE OF OUR COMMON STOCK.

         To the extent that our outstanding shares of preferred stock are converted into common stock or outstanding warrants to purchase common stock are exercised, our existing common stockholders will experience dilution in their percentage ownership interests. The following table provides certain information regarding the number of shares of our common stock issuable upon conversion of our outstanding shares of preferred stock and our outstanding warrants to purchase common stock:

                                       NUMBER OF SHARES OF                                   DILUTION OR ACCRETION
                                          COMMON STOCK               PERCENTAGE OF          IN BOOK VALUE PER SHARE
                                          ISSUABLE UPON               OUTSTANDING               UPON CONVERSION
CONVERTIBLE SECURITY                 CONVERSION OR EXERCISE         COMMON STOCK(1)              OR EXERCISE(2)
--------------------                 ----------------------         ---------------         -----------------------
Series A Cumulative Perpetual
Preferred Stock (3)..............           1,949,405                    2.72%                      $(.10)

Series B Convertible Preferred
Stock (4)........................           3,692,921                    5.04%                      $(.18)

Series C Convertible Preferred
Stock (5)........................           3,680,522                    5.02%                      $(.18)

Series A Warrants (6)............           2,400,000                    3.33%                      $ .16

Series B Warrants (7)............           1,900,000                    2.66%                      $ .17
                                           ----------

  Total..........................          13,622,848                   16.36%                      $(.12)

----------

(1) Based on a total of 69,641,737 shares of our common stock outstanding as of January 12, 2001 and in each case after giving effect to the issuance of those shares.

(2) Assumes conversion or exercise as of September 30, 2000, based on a total of 69,519,487 shares or our common stock outstanding and total stockholders' equity of $223,673,000 as of that date, plus estimated net proceeds from the Series C Convertible Preferred Stock of $29,950,000.

(3) Based on a conversion price of $7.70 as of January 12, 2001, determined in accordance with the conversion formula contained in the certificate relating to the Series A Cumulative Perpetual Preferred Stock, and includes 1,353 shares of common stock issuable with respect to accrued but unpaid dividends. The Series A Cumulative Perpetual Preferred Stock is not convertible until June 1, 2004.

(4) Based on a conversion price of $8.1663 as of January 12, 2001, determined in accordance with the conversion formula contained in the certificate relating to the Series B Convertible Preferred Stock, and includes 19,287 shares of common stock issuable with respect to accrued but unpaid dividends.

(5) Based on a conversion price of $8.1663 as of January 12, 2001, determined in accordance with the conversion formula contained in the certificate relating to the Series C Convertible Preferred Stock, and includes 6,888 shares of common stock issuable with respect to accrued but unpaid dividends.

(6) The Series A Warrants are presently exercisable and have an exercise price of $8.50 per share.

(7) The Series B Warrants are presently exercisable and have an exercise price of $10.075 per share.

         Because of the conversion features in our outstanding shares of preferred stock, the preferred stockholders will receive a greater number of shares of common stock upon conversion if our common stock price declines. In addition, we are required to make quarterly dividend payments with respect to the Series A Cumulative Perpetual Preferred Stock, which we are to pay in shares of our common stock until April 2002. We also must pay quarterly dividends on the Series B Convertible Preferred Stock and the Series C Convertible Preferred Stock, which also may be paid in shares of our common stock if we satisfy certain conditions. The number of shares to be issued in payment of these dividends will depend on the market value of those shares when they are issued. As a result, the preferred stockholders will receive a greater number of shares of common stock in payment of these dividends if our common stock price decreases.

         If the preferred stockholders convert their preferred stock or exercise their warrants and then sell our common stock, the market price of our common stock may decline due to the additional shares in the market. This could allow the preferred stockholders to convert their remaining preferred stock, if any, into greater amounts of common stock, the sales of which may further depress the stock price. This potential downward pressure on the price of our common stock could encourage short sales and consequently place further downward pressure on the market price of our common stock.

         The additional shares of common stock available for sale upon conversion of the preferred stock, as dividends on the preferred stock or upon exercise of the warrants may have a negative impact on the price of the outstanding common stock. In addition, sales by the selling stockholder or others of substantial amounts of our common stock in the public market, or the perception that these sales might occur, could depress the price of our common stock. The selling stockholder has the sole discretion to determine the timing, structure and all terms of any disposition of our common stock, all of which could affect the market price of our common stock.

         We currently do not have any commitments to sell any additional convertible securities or warrants to purchase any shares of our common stock.

WE MAY BE REQUIRED TO OBTAIN THE CONSENT OF OUR STOCKHOLDERS IF (i) THE TOTAL NUMBER OF SHARES OF OUR COMMON STOCK ISSUABLE WITH RESPECT TO THE SERIES C CONVERTIBLE PREFERRED STOCK EXCEEDS 13,905,718 SHARES OR (ii) THE TOTAL NUMBER OF SHARES ISSUABLE WITH RESPECT TO THE SERIES B CONVERTIBLE PREFERRED STOCK AND THE WARRANT ISSUED BY US ON JUNE 1, 2000 EXCEEDS 13,825,034 SHARES, AND WE WILL INCUR PENALTIES IF WE DO NOT TIMELY OBTAIN THIS CONSENT.

         The rules of the New York Stock Exchange require us to obtain stockholder approval if the total number of shares of common stock issuable with respect to the Series C Convertible Preferred

Stock is more than 13,905,718. This number is 19.99% of the number of shares of common stock we had outstanding on December 27, 2000. We also will be required to obtain stockholder approval if the total number of shares of common stock issuable with respect to the Series B Convertible Preferred Stock and the warrant issued by us on June 1, 2000 is more than 13,825,034. This number is 19.99% of the number of shares of common stock we had outstanding on May 30, 2000. If we fail to comply with this rule, the New York Stock Exchange may delist our common stock, which could negatively affect the price of our common stock and your ability to sell our common stock.

         Because the conversion features of both the Series B Convertible Preferred Stock and the Series C Preferred Stock are tied to the market price of our common stock, and because the number of shares we are to issue as dividends with respect to the Series B Convertible Preferred Stock and the Series C Convertible Preferred Stock also is dependent on the market price of our common stock, we could be required to obtain this stockholder consent if the market price of our common stock were to drop significantly. As described below, if we fail to obtain this stockholder consent on a timely basis, we could be required to issue to the holder of the Series B Convertible Preferred Stock additional shares of Series B Convertible Preferred Stock or shares of common stock upon exercise of the warrant without receiving any cash consideration for those securities. We also could be required to issue to the selling stockholder additional shares of Series C Convertible Preferred Stock without receiving any cash consideration for those shares.

         If we are required to obtain stockholder consent with respect to the issuance of the Series B Convertible Preferred Stock and warrant, and this consent is not received within 60 days after notice is sent to us by the holder of those securities, the holder may elect to do either or a combination of the following:

         o a cashless exercise of the warrant for up to that number of shares of our common stock that would require stockholder consent;

         o convert the number of shares exceeding 13,825,034 into a right with a value equal to the market price of our common stock on the notice date, in the case of Series B Convertible Preferred Stock, and the spread between the market price of our common stock over the exercise price of the warrant on the notice date, in the case of the warrant, times the number of shares of our common stock converted into this right.

         For one year after it is issued, the holder of the Series B Convertible Preferred Stock and the warrant may apply this right, on a dollar-for-dollar basis, in lieu of payment of the exercise price under the warrant. The holder also may convert this right during that one-year period into shares with substantially the same rights and obligations as the Series B Convertible Preferred Stock at the ratio of one share for each $250 in stated value of the right.

         In addition, if we are required to obtain stockholder consent with respect to the issuance of the Series C Convertible Preferred Stock, and this consent is not received within 60 days after notice is sent to us by the selling stockholder, the selling stockholder may elect to convert the number of shares exceeding 13,905,718 into a right with a value equal to the market price of our common stock on the notice date times the number of shares of our common stock converted into this right. For one year after it is issued, this right may be converted into shares with substantially the same rights and obligations as the Series C Convertible Preferred Stock at the ratio of one share for each $250 in stated value of the right.

A MATERIAL DECLINE IN THE LEVEL OF OIL AND GAS EXPLORATION AND PRODUCTION AND ANY REDUCTION IN THE INDUSTRY'S WILLINGNESS TO SPEND CAPITAL ON ENVIRONMENTAL AND OILFIELD SERVICES COULD ADVERSELY AFFECT THE DEMAND FOR OUR SERVICES.

         Prices for oil and natural gas are volatile, and this volatility affects the demand for our services. A material decline in oil or natural gas prices or activities, as occurred during 1998, could materially affect the demand for our services and, therefore, our consolidated financial statements. We will continue to be impacted by changes in oil and gas supply and demand, which are generally affected by the following factors:

         o        Oil and gas prices;

         o        Expectations about future prices;

         o        The cost to explore for, produce and deliver oil and gas;

         o        The discovery rate for new oil and gas reserves;

         o        The ability of oil and gas companies to raise capital;

         o Domestic and international political, military, regulatory and economic conditions; and

         o Government regulations regarding, among other things, environmental protection, taxation, price controls and product allocation.

         The potential fluctuations in the level of future oil and gas industry activity or demand for our services and products are difficult, if not impossible, to predict. There may be times when oil and gas industry activity or demand for our services may be less than expected.

OUR OPERATING RESULTS HAVE FLUCTUATED DURING RECENT YEARS, AND THESE FLUCTUATIONS MAY CONTINUE, WHICH MAY HAVE AN ADVERSE EFFECT ON THE MARKET PRICE OF OUR COMMON STOCK.

         We have experienced in the past, and may continue to experience in the future, fluctuations in our yearly and quarterly operating results. It is possible that we will not realize expected earnings growth and that earnings in any particular year or quarter will fall short of either a prior fiscal year or quarter or investors' expectations. If this were to occur, the market price of our common stock would likely be adversely affected. The following factors, in addition to others not listed, may affect our operating results in the future:

         o        fluctuations in the oil and gas industry;

         o        competition;

         o        the ability to manage and control our operating costs;

         o the rate and extent of acceptance of our new drilling fluids products and our new composite mats;

         o our ability to efficiently integrate and operate businesses that we have recently acquired; and

         o the ability to identify strategic acquisitions at reasonable prices.

WE ARE HIGHLY LEVERAGED AND MAY NOT HAVE SUFFICIENT CASH FLOW FROM OPERATIONS TO MEET OUR DEBT SERVICE REQUIREMENTS.

         Our balance sheet is highly leveraged given our present operating level. There is a risk that we may be unable to obtain sufficient cash flow from operations or obtain other financing in the future to repay this debt. As of December 31, 1999, we had approximately $209.2 million of long-term debt, and we had approximately $200.0 million of long-term debt, or debt that is due to be repaid in no less than one year, as of September 30, 2000. For the year ended December 31, 1999, we had total interest expense of approximately $16.7 million, and the current portion of our long-term debt was $1.6 million at December 31, 1999. For the twelve-month period ended September 30, 2000, we had total interest expense of approximately $18.4 million, with $407,000 in current maturities of our long term debt. Our ability to meet our debt service requirements and comply with the covenants in our various debt agreements, including the indenture governing our senior subordinated notes, will depend on our future performance. This, in turn, is subject to the volatile nature of the oil and gas industry, and to competitive, economic, financial and other factors that are beyond our control. If we are unable to obtain sufficient cash flow from operations or obtain other financing in the future to service our debt, we may be required to sell assets, reduce capital expenditures or refinance all or a portion of our existing debt in order to continue to operate. We may not be able to obtain any additional debt or equity financing if and when needed, and the terms we may be required to offer for this additional debt or equity financing may not be as favorable as the terms we have been able to obtain in the past.

         Substantially all of our assets are pledged to secure our credit facility, and the indenture governing our senior subordinated notes restricts our ability to incur additional debt. In particular, we may not incur additional debt unless the ratio of our net income before income taxes, interest expense and certain non-cash charges for the four preceding fiscal quarters, to our interest expense for the same four quarters, would be at least 2:1. In calculating this "fixed charge coverage ratio", the additional debt is treated as if it had been incurred on the first day of the four quarter period, and several other adjustments required by the indenture are made. The principal exceptions to this restriction include our ability to:

         o refinance existing debt without increasing the amount of that debt;

         o incur up to $100,000,000 of debt under our credit facility or a replacement or refinancing of our credit facility;

         o issue bonds, letters of credit and similar items in the ordinary course of our business;

         o incur capitalized leases and obligations for the purchase of property not exceeding a total of $20,000,000; and

         o have outstanding at any time up to $25,000,000 of additional debt.

         As of September 30, 2000, not including amounts available under our credit facility, the refinance of existing debt and the issuance of bonds, letters of credit and similar items in the ordinary course of business, we could incur up to $43.1 million of additional debt within the indenture restrictions.

WE MAY NOT BE ABLE TO COMPLY WITH ALL OF THE RESTRICTIONS IMPOSED BY THE TERMS OF OUR INDEBTEDNESS AND COULD BE PLACED IN DEFAULT BY OUR LENDERS.

         Both the indenture governing the terms of our senior subordinated notes and our credit facility contain restrictive covenants with which we may not be able to comply. Our credit facility also requires us to satisfy certain financial tests. If we were to breach these covenants or fail to satisfy these financial tests, all amounts owing, including accrued interest, under both our senior subordinated notes and our credit facility could be declared immediately due and payable. The lenders under the credit facility also could terminate all commitments under the credit facility and enforce their rights to their security interests on substantially all of our assets. In addition, a default under our credit facility could constitute a cross-default under the indenture, and a default under the indenture could constitute a cross-default under our credit facility.

         Our ability to comply with these restrictive covenants and satisfy these financial tests may be affected by events beyond our control. These events include changes in oil and gas exploration and production levels and industry conditions that affect our financing and capital needs. The indenture includes covenants limiting our ability to:

         o        incur additional debt;

         o        pay dividends and redeem capital stock;

         o        make certain investments;

         o        issue any capital stock of our subsidiaries;

         o create any liens or other restrictions affecting our subsidiaries;

         o        issue any guarantees;

         o        enter into transactions with any of our affiliates; and

         o        sell assets, merge or consolidate.

WE HAVE HIGH LEVELS OF FIXED COSTS THAT MAY NOT BE COVERED IF THERE ARE ANY DOWNTURNS IN OUR BUSINESS.

         Our business has high fixed costs, and downtime or low productivity due to reduced demand, weather interruptions, equipment failures or other causes can result in significant operating losses.

WE MAY NOT BE ABLE TO SUCCESSFULLY INTEGRATE OUR RECENT ACQUISITIONS INTO OUR OPERATIONS, AND THESE ACQUISITIONS MAY NOT ACHIEVE SALES AND PROFITABILITY LEVELS THAT JUSTIFY OUR INVESTMENT IN THEM. THIS COULD RESULT IN THESE BUSINESSES PLACING DOWNWARD PRESSURE ON OUR MARGINS OR OUR DISPOSING OF THESE BUSINESSES AT A LOSS.

         We have acquired a number of companies over the past few years, primarily during 1997 and 1998, as we have expanded our product offerings and geographic presence. We may not be able to profitably manage the companies that we have acquired over the past few years or be able to successfully integrate these companies into our existing operations. This may occur as a result of our inability to supervise or retain the management and other employees of the acquired companies or to implement our cost controls and other systems in these companies. These companies also may not achieve sales and profitability levels that justify our investment in them, which may be the result of the failure to realize anticipated synergies from the acquisitions. These synergies include potential cross-selling opportunities and economies of scale, such as volume discounts and sharing of resources. If an acquired company does not achieve adequate sales and profitability levels, it could place downward pressure on our margins, result in our recording an impairment charge on the goodwill of the acquired company or result in our disposing of the company at a loss.

WE HAVE HIGH LEVELS OF GOODWILL IN RELATION TO OUR TOTAL ASSETS AND STOCKHOLDERS' EQUITY AS A RESULT OF OUR RECENT ACQUISITIONS. THIS COULD HAVE A SIGNIFICANT IMPACT ON OUR FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

         As of December 31, 1999, we had recorded over $116.4 million in unamortized costs in excess of net assets of businesses we acquired and identifiable intangible assets. These costs are being amortized on a straight-line basis over 15 to 35 years. Our estimates of the values and useful lives of these assets could be reduced in the future as a result of various factors beyond our control. Any reduction in the value of these assets would reduce our reported income or increase our reported loss and reduce our total assets and stockholders' equity in the year in which the reduction is recognized. Any reduction in the useful lives of these assets would increase the amount of our annual amortization expense, reduce our annual reported income or increase our reported losses and reduce our stockholders' equity.

         The $116.4 million balance of unamortized costs represents 25.6% of our total assets and 62.5% of our total stockholders' equity as of December 31, 1999. For the year ended December 31, 1999, this amortization increased our pre-tax reported loss by $5.0 million. For the year ended December 31, 1998, this amortization increased our pre-tax reported loss by $5.2 million.

WE MAY NOT BE ABLE TO KEEP PACE WITH THE CONTINUAL AND RAPID TECHNOLOGICAL DEVELOPMENTS THAT CHARACTERIZE THE MARKET FOR OUR PRODUCTS AND SERVICES, AND OUR FAILURE TO DO SO MAY RESULT IN OUR LOSS OF MARKET SHARE.

         The market for our products and services is characterized by continual and rapid technological developments that have resulted in, and will likely continue to result in, substantial improvements in product functions and performance. If we are not successful in developing and marketing, on a timely and cost-effective basis, product enhancements or new products that respond to technological developments that are accepted in the marketplace or that comply with industry standards, we could lose market share. In addition, current competitors or new market entrants may develop new technologies, products or standards that could render some of our products or services obsolete, which could have a material adverse effect on our consolidated financial statements.

         Our future success and profitability are dependent upon our ability to:

         o        improve our existing product lines;

         o        address the increasingly sophisticated needs of our customers;

         o        maintain a reputation for technological leadership;

         o        maintain market acceptance of our products and services; and

         o anticipate changes in technology and industry standards and respond to technological developments on a timely basis, either internally or through strategic alliances.

THE DEMAND FOR OUR SERVICES MAY BY ADVERSELY AFFECTED BY SHORTAGES OF CRITICAL EQUIPMENT IN THE OIL AND GAS INDUSTRY AND PERSONNEL TRAINED TO OPERATE THIS EQUIPMENT.

         Shortages of critical equipment necessary to explore for, produce or deliver oil and gas have on occasion limited the amount of drilling activity in our primary markets. There also have been shortages of qualified personnel necessary to operate this equipment. Shortages in either of these areas could limit the amount of drilling activity and, accordingly, the demand for our services. There is a risk that these shortages may occur again in the future and reduce the demand for our services. These shortages also may limit our ability to expand our services or geographic presence.

IF WE LOSE KEY PERSONNEL OR ARE UNABLE TO HIRE ADDITIONAL QUALIFIED PERSONNEL, WE MAY NOT BE SUCCESSFUL.

         Our future success depends on our ability to retain our highly-skilled engineers and technical sales and service personnel. The market for these employees is very competitive, and if we cannot continue to attract and retain quality personnel, our ability to compete effectively and to grow our business will be severely limited. We expect that as conditions improve in the oil and gas market generally, the supply of qualified personnel in the oilfield service industry could tighten substantially. Furthermore, attracting and retaining qualified personnel in our industry typically requires attractive compensation packages. A significant increase in the wages paid by competing employers could result in a reduction in our skilled labor force, increases in the rates of wages we must pay, or both. Our success also depends upon the continuing contributions of our key executive officers, many of whom would be difficult to replace, including James D. Cole, our Chairman and Chief Executive Officer and Wm. Thomas Ballantine, our President. None of our executive officers is covered by a long-term employment contract, and we do not know how long they will remain with our organization. We do not have key man life insurance policies on any of our personnel.

A RECISSION OR RELAXATION OF GOVERNMENT REGULATIONS COULD REDUCE THE DEMAND FOR OUR SERVICES AND REDUCE OUR REVENUES AND INCOME. CHANGES IN EXISTING REGULATIONS ALSO COULD REQUIRE US TO CHANGE THE WAY WE DO BUSINESS, WHICH MAY HAVE A MATERIAL ADVERSE AFFECT ON OUR CONSOLIDATED FINANCIAL STATEMENTS.

         We believe that the demand for our principal environmental services is directly related to regulation of E&P waste. If these regulations were rescinded or relaxed, or governmental authorities failed to enforce these regulations, we could see a decrease in the demand for our services. This decrease in demand could materially affect our consolidated financial statements. We may also be affected adversely by new regulations or changes in other applicable regulations.

         E&P waste that is not contaminated with NORM is currently exempt from the principal Federal statute governing the handling of hazardous waste. In recent years, proposals have been made to rescind this exemption. If the exemption covering this type of E&P waste is repealed or modified, we could be required to alter significantly our method of doing business. We also could be required to change the way we do business if the regulations interpreting the rules regarding the treatment or disposal of E&P waste or NORM waste were changed. If we are required to change the way we do business, it could have a material adverse effect on our consolidated financial statements.

OUR PATENTS OR OTHER PROPRIETARY TECHNOLOGY MAY NOT PREVENT OUR COMPETITORS FROM DEVELOPING SUBSTANTIALLY SIMILAR TECHNOLOGY, WHICH WOULD REDUCE ANY COMPETITIVE ADVANTAGES WE MAY HAVE FROM THESE PATENTS AND PROPRIETARY TECHNOLOGY.

         We hold U.S. and foreign patents for certain of our drilling fluids systems and mat systems. We also hold U.S. patents on certain aspects of our system to process and dispose of E&P waste, including E&P waste that is contaminated with NORM. However, these patents are not a guarantee that we will have a meaningful advantage over our competitors, and there is a risk that others may develop systems that are substantially equivalent to those covered by our patents. If that were to happen, we would face increased competition from both a service and a pricing standpoint. In addition, costly and time-consuming litigation could be necessary to enforce and determine the scope of our patents and proprietary rights. Our business could be negatively impacted by future technological change and innovation. It is possible that future innovation could change the way companies drill for oil and gas, reduce the amount of waste that is generated from drilling activities or create new methods of disposal or new types of drilling fluids. This could reduce the competitive advantages we may derive from our patents and other proprietary technology.

WE FACE INTENSE COMPETITION IN OUR EXISTING MARKETS AND EXPECT TO FACE TOUGH COMPETITION IN ANY MARKETS INTO WHICH WE SEEK TO EXPAND. THIS WILL PUT PRESSURE ON OUR ABILITY TO MAINTAIN OUR CURRENT MARKET SHARE AND MAY LIMIT OUR ABILITY TO EXPAND OUR MARKET SHARE OR ENTER INTO NEW MARKETS.

         E&P waste processing is a relatively new industry. We expect that competition in this market will increase as the industry develops, which could put downward pressure on our margins or make it more difficult for us to maintain or expand our market share. In the meantime, we would expect to encounter significant competition if we try to expand into new geographic areas or if we introduce new services. Barriers to entry by competitors in the environmental and oilfield services industries are low. Therefore, competitive products and services have been and may be developed and marketed successfully by others. We also face competition from efforts by oil and gas producing customers to improve their own methods of disposal. By doing so, they can reduce or eliminate the need to use third party E&P waste disposal companies like us. Our ability to expand our business or increase prices will also be affected by future technological change and innovation, which could affect our customers' decisions to use their own methods of disposal. We also face competition in the drilling fluids market, where there are several companies larger than us that may have both lower capital costs and greater geographic coverage. There also are numerous smaller companies competing against us in the drilling fluids market. These companies may have a lower total cost structure.

WE MAY FAIL TO COMPLY WITH ANY OF THE NUMEROUS FEDERAL, STATE AND LOCAL LAWS, REGULATIONS AND POLICIES THAT GOVERN ENVIRONMENTAL PROTECTION, ZONING AND OTHER MATTERS APPLICABLE TO OUR BUSINESS, OR THESE REGULATIONS AND POLICIES MAY CHANGE. IF THAT WERE TO HAPPEN, WE MAY FACE FINES OR OTHER PENALTIES FOR OUR FAILURE TO COMPLY OR BE FORCED TO MAKE SIGNIFICANT CAPITAL EXPENDITURES OR CHANGES TO OUR OPERATIONS TO COMPLY WITH THESE NEW REGULATIONS.

         These laws and regulations have changed frequently in the past, and it is reasonable to expect additional changes in the future. If existing regulatory requirements change, we may be required to make significant unanticipated capital and operating expenditures. There is a risk that our operations may not comply with future laws and regulations. In that event, governmental authorities may seek to impose fines and penalties on us or to revoke or deny the issuance or renewal of operating permits for failure to comply with applicable laws and regulations. Under these circumstances, we might be required to reduce or cease operations or conduct site remediation or other corrective action. Any of these results could have a material adverse effect on our consolidated financial statements.

OUR BUSINESS EXPOSES US TO POTENTIAL ENVIRONMENTAL OR REGULATORY LIABILITY, AND WE COULD BE REQUIRED TO PAY SUBSTANTIAL AMOUNTS WITH RESPECT TO THESE LIABILITIES, INCLUDING THE COSTS TO CLEAN UP AND CLOSE CONTAMINATED SITES.

         Our business exposes us to the risk that harmful substances may escape into the environment, which could result in:

         o        personal injury or loss of life;

         o        severe damage to or destruction of property; and

         o        environmental damage and suspension of operations.

         Our current and past activities, as well as the activities of our former divisions and subsidiaries, could result in our facing substantial environmental, regulatory and other liabilities. This could include the costs of cleanup of contaminated sites and site closure obligations. These liabilities could also be imposed on the basis of one or more of the following theories:

         o        negligence;

         o        strict liability;

         o        breach of contract with customers; and

         o our contractual agreements to indemnify our customers in the normal course of our business.

         Certain aspects of the technology we use in our injection wells have not been used before by others. The future performance of this technology is uncertain.

WE MAY NOT HAVE ADEQUATE INSURANCE FOR POTENTIAL LIABILITIES, AND ANY SIGNIFICANT LIABILITY NOT COVERED BY INSURANCE OR IN EXCESS OF OUR COVERAGE LIMITS COULD HAVE A MATERIAL ADVERSE AFFECT ON OUR FINANCIAL CONDITION.

         While we maintain liability insurance, this insurance is subject to coverage limits. In addition, certain policies do not provide coverage for damages resulting from environmental contamination. We face the following risks with respect to our insurance coverage:

         o we may not be able to continue to obtain insurance on commercially reasonable terms or at all;

         o we may be faced with types of liabilities that will not be covered by our insurance;

         o our insurance carriers may not be able to meet their obligations under the policies; and

         o the dollar amount of any liabilities may exceed our policy limits.

         Even a partially uninsured claim, if successful and of significant size, could have a material adverse effect on our consolidated financial statements.

WE ARE SUBJECT TO RISKS ASSOCIATED WITH OUR INTERNATIONAL OPERATIONS WHICH COULD LIMIT OUR ABILITY TO EXPAND INTERNATIONALLY OR REDUCE THE REVENUES AND PROFITABILITY OF THESE OPERATIONS.

         We have significant operations in Canada and may seek to expand to other areas outside the United States in the future. International operations are subject to a number of risks and uncertainties, including:

         o difficulties and cost associated with complying with a wide variety of complex foreign laws, treaties and regulations;

         o        unexpected changes in regulatory environments;

         o inadequate protection of intellectual property in foreign countries;

         o legal uncertainties, timing delays and expenses associated with tariffs, export licenses and other trade barriers;

         o difficulties enforcing agreements and collecting receivables through foreign legal systems;

         o tax rates in foreign countries that may exceed those of the United States and foreign earnings that may be subject to withholding requirements, tariffs or other restrictions;

         o exchange controls or other limitations on international currency movements;

         o        fluctuations in foreign currency exchange rates; and

         o        political and economic instability.

         Our success will be dependent, in part, on our ability to anticipate and effectively manage these and other risks. Any of these factors could impair our ability to expand into international markets and could prevent us from increasing our revenue and our profitability and meeting our growth objectives.

THE HOLDERS OF OUR OUTSTANDING SHARES OF PREFERRED STOCK HAVE RIGHTS, AND THE HOLDERS OF ANY ADDITIONAL SHARES OF PREFERRED STOCK THAT MAY BE ISSUED BY US MAY BE GRANTED RIGHTS THAT ARE SUPERIOR TO THE RIGHTS OF HOLDERS OF OUR COMMON STOCK.

         We currently have outstanding 150,000 shares of Series A Cumulative Perpetual Preferred Stock, 120,000 shares of Series B Convertible Preferred Stock and 120,000 shares of Series C Convertible Preferred Stock. These shares of preferred stock have dividend and liquidation preferences superior to those of the common stock, as well as specified rights in connection with mergers and other business combination transactions in which we may be involved. In particular, the approval of a majority of the Series A Cumulative Perpetual Preferred Stock will be required to approve any merger or other business combination that would result in our experiencing a change in control under the terms of the Series A Cumulative Perpetual Preferred Stock or under Delaware law on or before April 15, 2004.

         The holders of the Series B Convertible Preferred Stock and the Series C Convertible Preferred Stock will have the right in any business combination to elect to receive either or a combination of the following:

         o the stock and other securities, cash and property which the holder would have received had the holder converted the holder's preferred stock into shares of our common stock immediately before the transaction;

         o shares of common stock of the acquiring person or its parent company, as elected by the holders, according to formulas which take into account various factors, including the acquisition price for our common stock, the conversion price for the holder's preferred stock, the market price of the common stock of the acquiring person or its parent and the stated value of the holder's preferred stock; or

         o cash in an amount equal to 133% of the stated value of the holder's preferred stock, to be paid by the acquiring party or its parent.

         In addition, our Board of Directors may issue up to 610,000 additional shares of preferred stock without further stockholder approval and with voting, dividend or liquidation rights that could adversely affect your rights as common stockholders. These shares of preferred stock could delay, deter or prevent a change in control of Newpark or other corporate action. This could discourage premium bids for our common stock.

THE MARKET PRICE OF OUR COMMON STOCK IS SUBJECT TO FLUCTUATION, AND INVESTORS MAY NOT BE ABLE TO PREDICT THE TIMING OR EXTENT OF THESE FLUCTUATIONS.

         The market price of our common stock may fluctuate depending on a number of factors. These include the general economy, stock market conditions, general trends in the oilfield service industry, announcements made by us or our competitors and variations in our operating results. Investors may not be able to predict the timing or extent of these fluctuations.

WE DO NOT PLAN TO PAY ANY DIVIDENDS ON OUR COMMON STOCK, AND INVESTORS SHOULD NOT BUY OUR COMMON STOCK EXPECTING TO RECEIVE DIVIDENDS.

         We have paid no dividends on our common stock, and we may not achieve sufficient earnings to pay cash dividends on our common stock in the future. Further, we intend to retain earnings to fund our operations. The indenture governing our senior subordinated notes and our credit facility restrict our ability to pay dividends and make other distributions. In addition, so long as shares of our Series A Cumulative Perpetual Preferred Stock, our Series B Convertible Preferred Stock or our Series C Convertible Preferred Stock are outstanding, we may not pay any dividends on our common stock, except for dividends payable solely in shares of our common stock. Therefore, we do not anticipate paying any cash dividends on our common stock for the foreseeable future.

                           FORWARD-LOOKING STATEMENTS

         Some of the statements contained in or incorporated by reference in this prospectus discuss our plans and strategies for our business or state other forward-looking statements, as this term is defined in the Private Securities Litigation Reform Act. The words "anticipates", "believes", "estimates", "expects", "plans", "intends" and similar expressions are intended to identify these forward-looking statements but are not the exclusive means of identifying them. These forward-looking statements reflect the current views of our management; however, various risks, uncertainties and contingencies, including the risk factors discussed above, could cause our actual results, performance or achievements to differ materially from those expressed in, or implied by, these statements, including the success or failure of our efforts to implement our business strategy.

         We assume no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in or incorporated by reference in this prospectus might not occur. In addition to the disclosure contained in this prospectus, you should carefully review any disclosure of risks and uncertainties contained in other documents we file or have filed from time to time with the Securities and Exchange Commission according to the Securities Exchange Act of 1934.

                                 USE OF PROCEEDS

         We will not receive any proceeds from the sale of the common stock by the selling stockholder. The selling stockholder will receive all of the net proceeds from any sale of the shares of common stock being sold by the selling stockholder pursuant to this prospectus. The net proceeds from the sale of the Series C Convertible Preferred Stock have been used to repay indebtedness.

                               SELLING STOCKHOLDER

         The 5,758,422 shares of our common stock offered by this prospectus are being offered for the account of the selling stockholder, Fletcher International, Ltd. These shares consist of shares of our common stock issuable upon conversion of our Series C Convertible Preferred Stock and as dividends on the Series C Convertible Preferred Stock within one year following the effective date of the Registration Statement of which this prospectus is a part.

         Based on the 69,641,737 shares of our common stock outstanding as of January 12, 2001, the shares of our common stock offered by this prospectus would represent approximately 7.64% of our outstanding shares of common stock if issued as of that date.

         We issued the Series C Convertible Preferred Stock to the selling stockholder in a private placement transaction. We are registering the shares of common stock issuable with respect to the Series C Convertible Preferred Stock to permit the selling stockholder and its pledgees, donees, transferees or other successors-in-interest that receive their shares from the selling stockholder as a gift, distribution or other non-sale related transfer after the date of this prospectus to resell the shares when they deem appropriate.

         The holder of Series C Convertible Preferred Stock has the right to convert all or any part of the Series C Convertible Preferred Stock into shares of our common stock at a conversion rate based on the then-current market value of our common stock. This market value is based on the weighted average daily market price of our common stock over the 40 trading days ending five days before the measurement date. However, subject to the adjustments described below, the conversion rate will not be less than $4.3125 nor greater than the lowest of the following: (a) $11.2125; (b) the average of the market prices of our common stock for the first three trading days of that 40 trading day period; or (c) the average of the market prices of our common stock for the last three days of that 40 trading day period. With certain exceptions, if we issue any additional shares of our common stock, or securities that are convertible into shares of our common stock, for a total consideration, including the consideration to be paid upon conversion, of less than $4.3125 per share, the minimum conversion rate of $4.3125 will be reduced to the lower price at which these additional securities were issued. In addition, and again with certain exceptions, if we issue any additional shares of our common stock or securities that are convertible into shares of our common stock with a fluctuating purchase or conversion price, and the maximum total consideration to be paid for these securities, including the consideration to be paid upon conversion, is less than $11.2125 per share, the maximum conversion rate of $11.2125 will be reduced to this lower price. However, no further adjustments to the maximum conversion rate will be required if our common stock trades at a price of more than $11.2125 for 30 consecutive trading days and the Registration Statement of which this prospectus is a part is available with respect to all of the shares of common stock issuable with respect to the Series C Convertible Preferred Stock during that period. The minimum conversion price does not apply to any calculations of the cash, securities or other property the selling stockholder is entitled to receive upon a merger, asset sale, consolidation or other business combination involving Newpark.

         For purposes of any conversion, each share of Series C Convertible Preferred Stock will have a value equal to its liquidation preference of $250 per share, plus any accrued and unpaid dividends. As of January 12, 2001, the conversion rate was $8.1663 per share under this conversion formula. Accordingly, the outstanding shares of Series C Convertible Preferred Stock would be convertible into 3,673,634 shares of our common stock, plus another 6,888 shares of our common stock with respect to accrued but unpaid dividends through that date.

         Pursuant to the terms of the agreement by which the selling stockholder acquired the Series C Convertible Preferred Stock, the shares of Series C Convertible Preferred Stock are convertible only to the extent that the number of shares of common stock issuable upon conversion, together with the number of shares previously issued and issuable to the selling stockholder and its affiliates under the agreement, and under the agreement pursuant to which an affiliate of the selling stockholder acquired the Series B Convertible Preferred Stock and a warrant to purchase common stock, would not exceed 6,782,337 shares of our common stock. The selling stockholder may increase this amount to any number 65 days after delivering a notice to us.

         The following table provides certain information with respect to the selling stockholder, including the selling stockholder's beneficial ownership of our common stock as of January 12, 2001, and as adjusted to give effect to the sale of the shares offered by this prospectus. The shares of common stock offered by this prospectus may be offered from time to time by the selling stockholder named below or its nominees.

                                        SHARES OF COMMON            SHARES OF         SHARES OF COMMON
                                          STOCK OWNED             COMMON STOCK          STOCK OWNED
         NAME                         PRIOR TO OFFERING(1)        TO BE SOLD(2)        AFTER OFFERING
         ----                         --------------------        -------------       ----------------
Fletcher International, Ltd.........       3,680,522                3,680,522                0

----------

(1) Consists of shares of our common stock issuable upon conversion of our Series C Convertible Preferred Stock and as dividends on the Series C Convertible Preferred Stock as of January 12, 2001. Does not include
         (a) 3,692,921 shares of our common stock issuable upon conversion of our Series B Convertible Preferred Stock and as dividends on the Series

         B Convertible Preferred Stock as of January 12, 2001 and (b) 1,900,000 shares of our common stock issuable upon exercise of a warrant, which securities are owned by an affiliate of the selling stockholder.

(2) The actual number of shares of our common stock offered by this prospectus and included in the Registration Statement of which this prospectus is a part includes, pursuant to Rule 416 under the Securities Act of 1933, an additional number of shares of our common stock which may be issuable with respect to the Series C Convertible Preferred Stock to prevent dilution resulting from stock splits, stock dividends or other similar transactions.

         The securities listed above include outstanding securities held in one or more accounts managed by Fletcher Asset Management, Inc. ("FAM") for the selling stockholder. FAM is an investment adviser to the selling stockholder and is registered under Section 203 of the Investment Advisors Act of 1940, as amended. Pursuant to an investment advisory agreement between FAM and the selling stockholder, FAM has the authority to vote and dispose of the securities in these accounts. By reason of the provisions of Rule 13d-3 under the Securities Exchange Act of 1934, the selling stockholder and FAM may each be deemed to own beneficially the securities registered under the Registration Statement of which this prospectus is a part. In addition, by virtue of Alphonse Fletcher, Jr.'s position as Chairman and Chief Executive Officer of FAM, Mr. Fletcher may be deemed to have the shared power to vote or direct the vote of, and the shared power to dispose or direct the disposition of, these securities. Therefore, Mr. Fletcher may be deemed to be the beneficial owner of these securities.

         In the agreement pursuant to which the selling stockholder acquired the Series C Preferred Stock, we granted the selling stockholder certain rights with respect to the registration under the Securities Act of 1933 of the shares of our common stock issuable with respect to those securities. The shares offered by this prospectus are being registered pursuant to these registration rights. If the registration statement of which this prospectus is a part is not declared effective by March 13, 2001, the conversion price for the Series C Convertible Preferred Stock will be permanently reduced by 2.5% for each month, or portion of a month, after that date that the registration statement is not declared effective. In addition, if we fail to maintain the effectiveness of the registration statement more than twice in any twelve month period or for more than 30 days, the conversion price for the Series C Convertible Preferred Stock will be permanently reduced by 2.5%. Additional 2.5% reductions would be made to the conversion price if we were to again violate this covenant in subsequent years, and the reductions will continue in effect until twelve months have passed without a violation of this covenant.

         In accordance with the terms of these registration rights, we will pay substantially all of the expenses of this offering, including the printing, legal and accounting expenses we incur and the registration and filing fees imposed by the SEC and The New York Stock Exchange. The selling stockholder will be indemnified by us against certain liabilities, including certain liabilities under the Securities Act of 1933, or will be entitled to contribution from us in connection with these liabilities. We also will be indemnified by the selling stockholder against certain liabilities, including certain liabilities under the Securities Act of 1933, or will be entitled to contribution from the selling stockholder in connection with these liabilities.

         We have agreed to provide the selling stockholder, its affiliates and its designees who together with the selling stockholder and its affiliates hold at least 60,000 shares of Series C

Convertible Preferred Stock, with a right of first refusal with respect to any shares of our capital stock or any securities convertible into or exchangeable for any shares of our capital stock. This right of first refusal will be exercisable for ten trading days after delivery of the required notice from us to the selling stockholder. However, this right of first refusal will only become effective at such time as the right of first refusal under the agreement relating to the Series B Convertible Preferred Stock is of no further force or effect. In addition, the right of first refusal will terminate when the number of shares of common stock we are required to register under the Securities Act of 1933 under the agreements with the selling stockholder and the holder of the Series B Convertible Preferred Stock and related warrant is less than 3,478,169, as that number may be adjusted for stock splits, stock dividends, recapitalizations or other similar adjustments.

         The acquisition transaction with the selling stockholder was negotiated at arms' length. We believe that the terms of this transaction were commercially reasonable in the circumstances. There is no affiliation, under Rule 405 of the Securities Act of 1933, between either us and the selling stockholder or between the selling stockholder and any of our affiliates. However, in June 2000, an affiliate of the selling stockholder, Fletcher International Limited, purchased from us for total consideration of $30 million 120,000 shares of our Series B Convertible Preferred Stock and a warrant to purchase 1,900,000 shares of our common stock at an exercise price of $10.075 per share. The securities purchased by this affiliate also are held in one or more accounts managed by FAM, and FAM has the authority to vote and dispose of the securities in these accounts.

                              PLAN OF DISTRIBUTION

         The selling stockholder may sell the shares of common stock described in this prospectus directly or through underwriters, broker-dealers or agents. The selling stockholder may also transfer, devise or gift its shares by other means not described in this prospectus. As a result, pledgees, donees, transferees or other successors in interest that receive shares as a gift, distribution or other non-sale related transfer may offer shares of common stock. Because the selling stockholder may be deemed to be an "underwriter" within the meaning of Section 2(11) of the Securities Act of 1933, the selling stockholder will be subject to the prospectus delivery requirements of the Securities Act of 1933. In addition, if any shares covered by this prospectus qualify for sale pursuant to Rule 144 under the Securities Act of 1933, the selling stockholder may sell those shares under Rule 144 rather than pursuant to this prospectus.

         The selling stockholder, or its pledgees, donees or other successors in interest, may sell the shares of common stock offered by this prospectus from time to time in one or more transactions:

         o        at fixed prices that may be changed;

         o        at market prices prevailing at the time of sale;

         o at prices related to prevailing market prices or at negotiated prices; or

         o at other prices as determined by the selling stockholder from time to time.

         The selling stockholder, or its pledgees, donees or other successors in interest, may sell the shares of common stock offered by this prospectus from time to time in one or more of the following transactions:

         o on The New York Stock Exchange or any other national securities exchange or quotation service on which the common stock may be listed or quoted at the time of sale;

         o        in the over-the-counter market;

         o        in privately negotiated transactions;

         o        in an underwritten offering;

         o        by pledge to secure debts and other obligations;

         o        through block transactions;

         o        by a combination of the above methods of sale; or

         o to cover short sales, equity swaps, options or other derivative security or hedging transactions made pursuant to this prospectus.

         In effecting sales, brokers or dealers engaged by the selling stockholder may arrange for other brokers or dealers to participate in the resales. The selling stockholder may enter into hedging transactions with broker-dealers, and in connection with those transactions, broker-dealers may engage in short sales of the shares. The selling stockholder also may sell shares short and deliver the shares to close out these short positions. The selling stockholder also may enter into option or other transactions with broker-dealers that require the delivery to the broker-dealer of the shares, which the broker-dealer may resell pursuant to this prospectus. The selling stockholder also may pledge the shares to a broker or dealer, and upon a default, the broker or dealer may effect sales of the pledged shares pursuant to this prospectus.

         Broker-dealers or agents may receive compensation in the form of commissions, discounts or concessions from the selling stockholder. Broker-dealers or agents may also receive compensation from the purchasers of the shares for whom they act as agents or to whom they sell as principals, or both. Compensation as to a particular broker-dealer might be in excess of customary commissions and will be in amounts to be negotiated in connection with the sale. Market makers and block purchasers purchasing the shares will do so for their own account and at their own risk. It is possible that the selling stockholder will attempt to sell shares of common stock in block transactions to market makers or other purchasers at a price per share which may be below the then market price. There can be no assurance that all or any part of the shares offered by this prospectus will be issued to, or sold by, the selling stockholder. The selling stockholder will bear all commissions and discounts, if any, attributable to the sales of the shares. The selling stockholder may agree to indemnify any broker-dealer or agent that participates in transactions involving sales of the shares against specific liabilities, including liabilities arising under the Securities Act of 1933.

         The SEC may deem the selling stockholder and any underwriters, broker-dealers or agents that participate in the distribution of the shares of common stock to be "underwriters" within the meaning of the Securities Act of 1933. The SEC may deem any profits on the resale of the shares of common stock and any compensation received by any underwriter, broker-dealer or agent to be underwriting discounts or commissions under the Securities Act of 1933.

         Upon a sale of common stock pursuant to the Registration Statement of which this prospectus forms a part, the common stock will be freely tradable in the hands of persons other than our affiliates.

         Under the Securities Exchange Act of 1934, any person engaged in the distribution of the shares of common stock may not simultaneously engage in market-making activities with respect to the common stock for five business days prior to the start of the distribution. In addition, the selling stockholder and any other person participating in a distribution will be subject to the Securities Exchange Act of 1934, which may limit the timing of purchases and sales of common stock by the selling stockholder or any other person seeking to sell shares.

                       WHERE YOU CAN FIND MORE INFORMATION

         We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the public reference facilities maintained by the SEC at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following regional offices of the SEC: 7 World Trade Center, Suite 1300, New York, New York 10048; and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. You can obtain copies of this material from the Public Reference Room of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available from our website at "http://www.newpark.com" or at the SEC's website at "http://www.sec.gov". The information contained in our website is not a part of this prospectus and shall not be deemed to be incorporated in this prospectus.

         The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934:

         1. Our Annual Report on Form 10-K for the year ended December 31, 1999, as amended on August 28, 2000;

         2. Our Quarterly Reports on Form 10-Q for the three months ended March 31, 2000 and June 30, 2000, as those reports were amended on August 28, 2000, and our Quarterly Report on Form 10-Q for the three months ended September 30, 2000;

         3. Our Proxy Statement for the annual meeting of stockholders held on June 14, 2000;

         4. Our Current Reports on Form 8-K dated June 1, 2000 and December 28, 2000; and

         5. The description of our common stock contained in our Registration Statement pursuant to Section 12 of the Securities Exchange Act of 1934, as amended from time to time.

         You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:

                                Ms. Edah Keating
                               Corporate Secretary
                             Newpark Resources, Inc.
                         3850 North Causeway, Suite 1770
                            Metairie, Louisiana 70002
                                 (504) 838-8222

         This prospectus is part of a Registration Statement we filed with the SEC. It does not contain all the information included or incorporated by reference in the Registration Statement. The full Registration Statement can be obtained from the SEC as indicated above or from us. You should rely only on the information or representations provided in this prospectus or incorporated by reference. We have authorized no one to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of this document.

         Unless the context requires otherwise, all references in this prospectus to "this prospectus" include documents incorporated by reference into this prospectus.

                                  LEGAL MATTERS

         The validity of the securities being offered by this prospectus will be passed upon for us by Ervin, Cohen & Jessup LLP, Beverly Hills, California.

                                     EXPERTS

         Our consolidated financial statements as of December 31, 1999 and for the year ended December 31, 1999 incorporated by reference in this prospectus have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect to those financial statements, and are included in this prospectus in reliance upon the authority of Arthur Andersen LLP as experts in accounting and auditing in giving these reports. Reference is made to this report, which includes an explanatory paragraph with respect to a change in the method of computing depreciation in 1999, as discussed in Note A to the financial statements.

         The consolidated financial statements as of December 31, 1998 and for each of the two years in the period ended December 31, 1998 incorporated in this prospectus by reference from our Annual Report on Form 10-K/A have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference (which report expresses an unqualified opinion and contains explanatory paragraphs relating to the change in method of accounting for costs of start up activities as discussed in Note A and the restatement discussed in Note D), and has been so incorporated in reliance upon the report of Deloitte & Touche LLP given upon their authority as experts in accounting and auditing.

--------------------------------------------------------------------------------

NO ONE (INCLUDING ANY SALESMAN OR BROKER) IS AUTHORIZED TO PROVIDE ORAL OR WRITTEN INFORMATION ABOUT THIS OFFERING THAT IS NOT INCLUDED IN THIS PROSPECTUS. YOU MUST NOT RELY ON ANY UNAUTHORIZED INFORMATION.

                                   ----------

                                TABLE OF CONTENTS

                                                                           PAGE
                                                                           ----
Prospectus Summary.........................................................   3

Risk Factors...............................................................   6

Forward Looking Statements.................................................  17

Use of Proceeds............................................................  18

Selling Stockholder........................................................  18

Plan of Distribution.......................................................  21

Where You Can Find More Information........................................  23

Legal Matters..............................................................  24

Experts....................................................................  24

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

                         [NEWPARK RESOURCES, INC. LOGO]

                             NEWPARK RESOURCES, INC.





                                5,758,422 SHARES



                                  COMMON STOCK
                                ($.01 PAR VALUE)





                                   PROSPECTUS








                                JANUARY __, 2001



--------------------------------------------------------------------------------

                PART II - INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

         The following table sets forth the estimated expenses payable by the registrant in connection with the filing of this Form S-3 Registration Statement. The registrant will pay all of these expenses on behalf of the selling stockholder.

         Securities and Exchange Commission registration fee......  $11,387.28
         Printing costs...........................................    5,000.00
         Legal fees...............................................   15,000.00
         Accounting fees and expenses.............................   10,000.00
         Miscellaneous expenses...................................    1,000.00
                                                                    ----------
                  Total...........................................  $42,387.28
                                                                    ==========

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Section 145 of the General Corporation Law of the State of Delaware (the "GCL") permits a corporation to, and the registrant's bylaws require that it, indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

         As permitted under Section 145 of the GCL, the registrant's bylaws also provide that it shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation. However, in such an action by or on behalf of a corporation, no indemnification may be made in respect of any claim, issue or matter as to which the person is adjudged liable for negligence or misconduct in the performance of his duty to the corporation unless, and only to the extent that the court determines that, despite the adjudication of liability but in view of all the circumstances, the person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

         In addition, the indemnification provided by Section 145 shall not be deemed exclusive of any other rights to which a person seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office.

         The registrant's Certificate of Incorporation (the "Certificate") provides that the registrant shall indemnify, to the fullest extent permitted by law, each of its officers, directors, employees and agents who was or is a party to, or is threatened to be made a party to, any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director, officer, employee or agent of the registrant. The Certificate also provides that, to the fullest extent permitted by law, no director of the registrant shall be liable to the registrant or its stockholders for monetary damages for breach of his fiduciary duty as a director.

         The Certificate also provides that the registrant may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the registrant, or is serving at the request of the registrant as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise against any liability incurred by such person in any such capacity, or arising out of his status as such, regardless of whether the registrant is empowered to indemnify such person under the provisions of law. The registrant currently maintains this insurance for its directors, officers, employees and agents.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

(A)      EXHIBITS

         4.1 Form of certificate representing shares of the registrant's common stock.(1)

         4.2 Certificate of Rights and Preferences of Series C Convertible Preferred Stock of the registrant.(2)

         5.1      Opinion of Ervin, Cohen & Jessup LLP.

         10.1 Agreement, dated December 27, 2000, between the registrant and Fletcher International, Ltd.(2)

         23.1     Consent of Arthur Andersen LLP.

         23.2     Consent of Deloitte & Touche LLP.

         23.3     Consent of Ervin, Cohen & Jessup LLP (included in Exhibit
                  5.1).

         24.1     Powers of Attorney (set forth on Pages II-5 and II-6).

----------

(1) Incorporated by reference from the registrant's Registration Statement on Form S-1 (File No. 33-40716).

(2) Incorporated by reference from the registrant's Current Report on Form 8-K dated December 28, 2000.

ITEM 17. UNDERTAKINGS

A. The registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                  (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more that a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement; and

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (A)(1)(i) and (A)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to
Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (4) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

B. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement related to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

C. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. If a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Metairie, State of Louisiana, on January 17, 2001

                                      NEWPARK RESOURCES, INC.

                                      By /s/ James D. Cole
                                        ----------------------------------------
                                        James D. Cole, Chairman of the Board and
                                        Chief Executive Officer

         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints James D. Cole and Matthew W. Hardey, and each of them, as his true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution, for such person and in such person's name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and any related Rule 462(b) registration statement or amendment thereto, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them, or his or their substitutes, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

         SIGNATURE                    TITLE                           DATE
         ---------                    -----                           ----

 /s/ James D. Cole                    Chairman of the Board and       January 17, 2001
----------------------------------    Chief Executive Officer
           James D. Cole


 /s/ Matthew W. Hardey                Vice President of Finance       January 17, 2001
----------------------------------    and Chief Financial Officer
         Matthew W. Hardey


 /s/ Wm. Thomas Ballantine            President and Director          January 17, 2001
----------------------------------
       Wm. Thomas Ballantine


 /s/ David P. Hunt                    Director                        January 17, 2001
----------------------------------
          David P. Hunt

 /s/ Alan J. Kaufman                  Director                        January 17, 2001
----------------------------------
       Dr. Alan J. Kaufman


 /s/ James H. Stone                   Director                        January 17, 2001
----------------------------------
         James H. Stone


 /s/ Roger C. Stull                   Director                        January 17, 2001
----------------------------------
         Roger C. Stull


 /s/ David Baldwin                    Director                        January 17, 2001
----------------------------------
          David Baldwin

                               INDEX TO EXHIBITS

EXHIBIT
NUMBER            DESCRIPTION
-------           -----------

 4.1 Form of certificate representing shares of the registrant's common stock.(1)

 4.2              Certificate of Rights and Preferences of Series C Convertible
                  Preferred Stock of the registrant.(2)

 5.1              Opinion of Ervin, Cohen & Jessup LLP.

 10.1 Agreement, dated December 27, 2000, between the registrant and Fletcher International, Ltd.(2)

 23.1             Consent of Arthur Andersen LLP.

 23.2             Consent of Deloitte & Touche LLP.

 23.3             Consent of Ervin, Cohen & Jessup LLP (included in Exhibit
                  5.1).

 24.1             Powers of Attorney (set forth on Pages II-5 and II-6).

----------

(1) Incorporated by reference from the registrant's Registration Statement on Form S-1 (File No. 33-40716).

(2) Incorporated by reference from the registrant's Current Report on Form 8-K dated December 28, 2000.